NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by PIMCO ETF Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PIMCO Broad U.S. Treasury Index Exchange-Traded Fund (suspended: 3/11/2014) symbol: TRSY

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that, on March 17, 2014, the issuer liquidated the securities listed above at a rate of $100.78 per unit. Accordingly, trading in the issue was suspended before the opening on the date specified above.